Exhibit 4.48

China National Offshore Oil Corporation

and

CNOOC Limited

Framework Agreement

in respect of

Connected Transactions

(Summary Translation)

Framework Agreement in respect of Connected Transactions

This Agreement was entered into on November 1, 2019 by the following parties in Beijing, the People's Republic of China ("PRC"):

Party A: China National Offshore Oil Corporation (hereinafter referred to as "Party A"), a company incorporated and duly existing under the laws of the PRC with limited liability.

Party B: CNOOC Limited (hereinafter referred to as "Party B"), a company incorporated and duly existing under the laws of the Hong Kong Special Administrative Region of the PRC with limited liability.

On the date of this Agreement, Party A owned approximately 64.44% of the equity interests of Party B.

Party A (including its associates (as defined under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules"))) engages in ancillary production services relating to the production and operation of oil and natural gas and petrochemical industries, engineering and technical services, refining and marketing, natural gas and power generation and financial services. The above services are essential to the production operations of Party B and its affiliates. Party A and its associates possess the leading edge of talented personnel, technologies and geographical advantages, and have maintained a long-term working relationship with Party B and its affiliates. Therefore, Party B agrees to acquire the above products and services from Party A and its associates.

Party B possesses crude oil, condensate oil, liquefied oil, natural gas and its by-products and semi-finished products, and is able to provide sales and services of other various types of petroleum-related products. Party B has maintained long-term working relationship with Party A. Therefore, Party A (including its associates) agrees to acquire the above products and services from Party B (including its affiliates).

As such, based on the principles of long-term cooperation, mutual benefits and joint development, after friendly consultations, the Parties agree to enter into this Agreement and to procure their respective affiliates (including the subsidiaries, branch and other units) to provide or accept the products and services as stipulated in this Agreement pursuant to the terms and spirits of this Agreement.

Article 1                   Scope of Products and Services

1.1	Party B (including its affiliates) shall provide Party A (including its associates) with the following products and services:

1.1.1	management, technical, facilities and ancillary services, including the supply of materials, technical consulting, technology transfer, delegated administration, technical research services and other supporting services;

1.1.2	sales of petroleum and natural gas products, by-products, semi-finished products and other various types of natural gas-related or petroleum-related products (other than the long-term sales provided under Article 1.1.3);

1.1.3	long-term sales of natural gas and liquefied natural gas, by-products, semi-finished products and other various types of natural gas-related or petroleum-related products.

1.2	Party A (including its associates) shall provide Party B (including its affiliates) with the following products and services:

1.2.1 exploration and support services: well site survey, geophysical exploration, seismic data processing, seismic testing data processing, integrated exploration research services, geophysical data acquisition, marine geological forecast and data processing, drilling, oil and gas well measurement, well logging, well cementation, exploration well operation and other related technical services, tow-boat, transportation, supply of materials/equipment, technical research of exploration and safety services as well as various types of technical services and support services related to the above operations;

1.2.2 oil and gas fields development and support services: engineering exploration, geological exploration, drilling, well completion, oil and gas well measurement, well logging, well cementation and other related technical services, design, construction, installation, testing and tuning of production facilities, shipping transportation, supply of materials/equipment, integrated research on development techniques as well as various types of technical services and support services related to the above operations;

1.2.3 oil and gas field production and support services: integrated research on production techniques, well workover, shipping transportation, oil tanker transportation, supply of material/equipment, maintenances of platform, repair of equipment and pipeline, production operations, oil exploitation operations, oil and gas production labour services, repair of facilities for the production of oil and gas fields, warehousing and storage, lease of equipment and building, road transportation services, telecommunication and network services, wharf services; labour services, warehousing and storage, construction services including roads, wharf, buildings, factories and water barriers, maintenance and repair of major equipment, medical, childcare and social services, provision of water, electricity, gas and heat, security and fire-protection services, technical training, accommodation, maintenance and repair of buildings, catering services, as well as other technical and supporting services related to the above services;

1.2.4 sales, management and ancillary services: marketing services, delegated administration, staff recruitment, publishing and printing, telecommunication networks, lease of properties, property management, supply of water, electricity, heat and gas, car rental, integrated services, integrated research, sewage disposal and other ancillary services;

1.2.5 FPSO vessel leases.

Article 2                   Transaction Principles

2.1	Specific contracts may be separately entered into between the respective Parties, that is Party A (and its associates) and Party B (and its affiliates), for specific products and services in accordance with the scope of this Agreement. Both Parties agree to implement the specific contracts under this Agreement pursuant to the following principles:

2.1.1	the products and services to be provided shall be of satisfactory quality to the recipient;

2.1.2	the pricing of the products and services to be provided shall be fair and reasonable;

2.1.3	the terms and conditions of the products and services provided by Party A to Party B shall be more favourable than those provided by the independent third parties; and

2.1.4	the terms and conditions of the products and services provided by Party B to Party A shall be no less favourable than those provided by Party B to the independent third parties.

Article 3                   Pricing Principles

3.1	Basic Pricing Principles. Subject to the transaction principles as mentioned in Article 2.1, the pricing of the respective products and services involved under Article 1 of this Agreement shall be based on arm's length negotiations, on normal commercial terms or better and with reference to the prevailing local market conditions (including the volume of sales, term of contracts, the volume of services, overall customer relationship and other market factors).

3.2	Subject to the pricing principles as mentioned in Article 3.1, the pricing of the respective products and services shall be determined on the following terms and in following sequential order:

(1) government-prescribed price; or

(2) where there is no government-prescribed price, in accordance with market prices (including the local, national or international market prices).

3.3	Government-prescribed price

3.3.1	Government-prescribed price refers to the price in respect of certain category of services determined by the laws, regulations, decisions, orders or policies, etc. enacted by governments of the relevant countries or regions (including but not limited to the central government, federal government, provincial government, state or coalition government or any organisation responsible for domestic ruling and foreign affairs with respect to certain specified territory, irrespective of its name, organisation or structure) or other regulatory departments.

3.3.2	Government-prescribed prices are applicable to water supply, electricity supply, gas supply and heat supply. The relevant basis for the government-prescribed prices for different types of products and services are detailed below:

3.3.2.1	Water supply: the National Guidelines on Water Tariffs (Ji Jia Ge [1998] No.1810), issued by the former National Planning Committee of the PRC and the former Ministry of Construction of the PRC and revised by the National Development and Reform Commission of the PRC and the former Ministry of Construction of the PRC on 29 November 2004, the urban water supply price shall be government-prescribed price, and the specific pricing authority shall be executed based on the price management catalogue.

3.3.2.2	Electricity supply: the Electricity Law issued by the Standing Committee of the National People’s Congress on 28 December 1995 and revised on 24 April 2015, for the on-grid power price of a power network spanning different provinces, autonomous regions, or municipalities directly under the central government, as well as in a provincial power network and an independent power network, a proposal shall be made through negotiation between the enterprises that are engaged in power production and power network operation, and shall be examined and approved by the pricing administrative department of the State Council of the PRC or an authoritative pricing administrative department. If the power produced by locally funded power production enterprises forms an independent power network within different regions of the province or is generated for local use, the price shall be under the control of the people’s governments of the provinces, autonomous regions or municipalities directly under the central government.

3.3.2.3	Gas supply: the Regulation on the Administration of Urban Gas (State Council Order No. 583) issued by the State Council of the PRC on 19 October 2010, which provides that the pricing bureau of the people’s governments above the county level shall prescribe and adjust the selling price for pipeline gas.

3.3.2.4	Heat supply: the prices for the supply of heat prescribed by the local governments shall be implemented.

3.3.3	For the above government-prescribed prices, if the relevant laws, rules or regulations are amended or if new laws, rules or regulations are promulgated and implemented during the term of this Agreement, the government-prescribed prices shall be implemented in accordance with the amended or newly promulgated laws, rules and regulations.

3.4	Market price

3.4.1	Market price refers to the price determined with reference to the price charged by at least two independent third parties (if applicable) in areas (or nearby areas) providing such type of products or services on normal terms with comparable scale at that time. Market price will be determined in accordance with normal commercial terms through tendering, price comparison or arm’s length negotiation processes between the two parties. If two or more independent third parties providing such type of products or services do not exist, the price will be determined in accordance with the negotiation between the two parties of the transaction. When both parties enter into fair negotiation on pricing, consideration should be given to the reasonableness of the cost structure of the products or services. Party A (including its associate) shall provide the list of costs and Party B (including its affiliates) shall compare such costs with the company’s internal costs of producing or providing similar products or services to determine the transaction price.

3.4.2	The market price is applicable to:

3.4.2.1	Petroleum: the price is determined by by taking reference to the Brent, Dubai, Oman and West Texas Intermediate crude oil prices, official prices of national oil company of oil producing countries and Argus sulfur crude oil price index which are updated regularly and making adjustments of approximately 20% more or less than the abovementioned reference prices after taking into consideration appropriate factors (including but not limited to the quality of different types of crude oil, shipping freight rates of crude oil and the international market price of crude oil with similar quality) in accordance with the market-oriented principles (the 20% less than the reference prices adjustment usually happens only if the quality of petroleum is not up to the statutory standard(s)).

3.4.2.2	Domestic natural gas (other than long-term sales of domestic natural gas) and its by-products: the price of natural gas is determined by taking reference to the price of relevant provincial/municipal gate stations prescribed by the National Development and Reform Commission of the PRC from time to time and published on its website and/or the price of other competing gas sources in the local markets through arm’s length negotiation between Party A (and its associates) and Party B (including its affiliates) in accordance with market principles including voluntariness, equality, fairness and good faith. The price of condensate oil is linked to the Brent crude oil price and the price of liquefied petroleum gas is linked to the benchmark price in the local market, and any premium or discount is determined with reference to the prices charged by independent suppliers in the local markets supplying products with similar quality through arm’s length negotiation between Party A (and its associates) and Party B (including its affiliates) in accordance with market principles including voluntariness, equality, fairness and good faith.

3.4.2.3	Long-term sales of domestic natural gas: the price is determined with reference to the price of relevant provincial/municipal gate stations prescribed by the National Development and Reform Commission of the PRC from time to time and published on its website and/or the prices charged by the independent natural gas suppliers in the local markets who are the other major natural gas suppliers having operations similar to that of Party B (including its affiliates) and supplying similar products to Party A (and its associates) or other buyers, through negotiation between Party A (and its associates) and Party B (including its affiliates) in accordance with market principles including voluntariness, equality, fairness and good faith, and consideration will be given to the reasonableness of the cost structure of the products.

3.4.2.4	Long-term sales of overseas liquefied natural gas: the price is calculated based on a price formula linked to the weighted average crude oil import price into Japan (i.e. the Japanese Crude Cocktail (JCC) index), which is then adjusted by two constants determined through arm’s length negotiation among the parties and subject to a price range of approximately US$2.32 to US$2.85 per million British Thermal Units.

3.4.2.5	Provision of exploration and support services, provision of oil and gas development and support services, provision of oil and gas production and support services, provision of marketing, management and ancillary services and FPSO vessel leases:

(a)	Exploration well operation, drilling and completion well operation and related technical services: the price is determined through comparison of prices disclosed on the Rigzone website (www.rigzone.com) and the price quoted by Party A (including its associate) , and price will normally be approximately 80% to 100% of the reference prices abovementioned, taking into consideration factors including specific conditions of the projects, nature of specific products and services, complexity of operation, market demand and historical transaction prices.

(b)	Services related to the design, construction, installation and commissioning of production facilities: the price is determined through arm’s length negotiation between Party A (and its associates) and Party B (including its affiliates) with reference to market price and taking into account appropriate factors (including specific working environment such as complexity of operation, different geographic features, different offshore regions, weather conditions and depth of water of the related projects).

(c)	Other exploration and support services, oil and gas development and support services: the price is determined by taking reference to the information disclosed in the annual reports of at least three major overseas goods and service providers for the oil and gas industry (such as Schlumberger, Halliburton and Baker Hughes) and determined by: (1) using the prices quoted by the aforementioned overseas good and service providers for the services provided to Party B (including its affiliates) plus the historical prices multiplied by the annual movement ratio of the profit margin of such service providers, which is calculated by dividing the net operating profit by total operating revenue disclosed in their annual reports, as well as taking into account specific working environment of related project, such as different geographic features, different offshore regions, weather conditions, depth of water, and changes in oil prices; (2) comparing such reference prices with the prices quoted by Party A (including its associates); and (3) entering into arm’s length negotiation with the other party. The Price will normally be approximately 80% to 100% of the reference prices abovementioned.

(d)	Other oil and gas production and support services: the price is determined through arm’s length negotiation between Party A (including its associates) and Party B (including its affiliates) with reference to market price. The market price is determined with reference to quotations from at least two comparable independent third-party market participants (if applicable) in similar transactions in surrounding markets providing similar services and taking into account factors such as quality of services and supply and demand of local markets.

(e)	Above items (a) to (d) are not applicable to the exploration and support services, oil and gas development and support services, and oil and gas production and support services between China United Coalbed Methane Corporation Limited, a subsidiary of Party B, and Party A (including its associates). For the aforesaid types of services, the pricing policies are as follows: the contract price is determined through arm’s length negotiation with reference to the information of same or similar kind of unconventional oil and gas industry contract for adjacent blocks (the blocks of PetroChina Company Limited, China Petroleum & Chemical Corporation, or involved in the cooperation projects with foreign partners). The final transaction price is determined by comparing the quotation from Party A (including its associates) with the aforesaid reference prices.

(f)	Sales, management and ancillary services: the products and services provided by Party A (including its associates) under this category is substantially leases of properties. The rental is determined with reference to prevailing market rates and historical transaction amounts which were reviewed by independent property valuer and confirmed as fair and reasonable commercial market rent. Rental will be approximately 3% more or less than the prevailing market rates. When determining such adjustments, the factors such as the conditions of the leased properties, the location of the leased properties, the availability of properties with similar sizes in similar locations, and the historical transaction amounts shall be considered.

(g)	FPSO vessel leases: the consideration of the FPSO vessel leases is the rental which is unanimously determined through arm’s length negotiation between Party B (including its affiliates) and with Party A and/or its associates which provides the FPSO vessel leases in accordance with normal commercial terms. The charges usually take reference to FPSO’s fixed daily rent which is determined based on the result of internal economic appraisal made during the course of the overall development plan of the oilfields or the floating rent determined by multiplying the oil and gas production volume by a certain ratio which is determined by the result of the internal economic appraisal made during the course of the overall development plan of the oilfields and the magnitude of production volumes.

(h)	Above items (a) to (g) will not be applicable to relevant products and services if Party B (including its affiliates) purchases the products and services provided in Article 3.4.2.5 through the tendering or price comparison process.

3.4.2.6	Provision of management, technical, facilities and ancillary services: the price is determined with reference to quotations from at least two comparable independent third parties industry players (if applicable) in similar transactions in surrounding markets providing similar services and taking into account factors such as quality of services and supply and demand of local markets.

Article 4                   Mode of Operations

4.1	Party A shall ensure and procure its associates and Party B shall ensure and procure its affiliates to execute contracts for specific products and services in compliance with the principles and terms of this Agreement.

4.2	The respective product and service contracts executed between Party A (and its associates) and Party B (and its affiliates) prior to January 1, 2020 which are valid after January 1, 2020 shall be deemed as signed pursuant to the principles and terms of this Agreement. Corresponding amendments shall be made to such contracts if the principles and terms of such contracts are inconsistent with those set out in this Agreement.

4.3	The term of the respective product and service contracts executed pursuant to Articles 1.1.1, 1.1.2 and 1.2.1 to 1.2.4 shall not exceed three years. If the term of these contracts does not exceed three years but the expiry date thereof is later than December 31, 2022, then the following provision shall be incorporated into these contracts: "This contract shall terminate on December 31, 2022 if, as of December 31, 2022, CNOOC Limited fails to obtain the waiver for the relevant category of connected transactions in respect of this Agreement for the 3 years from 2023 to 2025 pursuant to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited ".

4.4	The term of the liquefied natural gas contracts executed pursuant to Article 1.1.3 of this Agreement shall be approximately 25 years and the term of the natural gas contracts generally shall not exceed 20 years, and the following provision shall be incorporated into these contracts: "This contract shall terminate on December 31, 2022 if, as of December 31, 2022, CNOOC Limited fails to obtain the waiver for the relevant category of connected transactions in respect of this Agreement for the 3 years from 2023 to 2025 pursuant to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited ".

4.5	The term of the specific service contracts executed pursuant to Article 1.2.5 of this Agreement shall not exceed 20 years, and the following provision shall be incorporated into these contracts: "This contract shall terminate on December 31, 2022 if, as of December 31, 2022, CNOOC Limited fails to obtain the waiver for the relevant category of connected transactions in respect of this Agreement for the 3 years from 2023 to 2025 pursuant to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited ".

Article 5                   Rights and Obligations

5.1	The rights of the Parties include:

5.1.1	a Party may provide corresponding products and services to independent third parties, provided that the products and services shall be provided to the other Party in accordance with the terms of this Agreement;

5.1.2	the prices of the product and service fees shall be charged in accordance with the applicable laws and the terms of this Agreement and the specific product and service contracts.

5.2	The obligations of the Parties include:

5.2.1	to procure and ensure that its affiliates shall provide the other Party with products and services based on the standards and pricing principles as prescribed in this Agreement and the specific product and service contracts;

5.2.2	to be entrusted by the parties in the specific product and service contracts and to coordinate matters related to such specific product and service contracts;

5.2.3	to pay the relevant prices and service fees pursuant to this Agreement and the specific product and service contracts.

Article 6                   Term of this Agreement and Termination of Specific Product and Service Contracts

6.1	This Agreement shall be effective on January 1, 2020 for a term of three years after being executed by the authorised representatives of the Parties and sealed.

6.2	If there is any default of one of the Parties ("Defaulting Party"), the other Party ("Non-defaulting Party") may notify the Defaulting Party by written notice that a default has been committed and request that the Defaulting Party remedy such default within a reasonable period. If the Defaulting Party fails to remedy such default within the aforementioned period, the Non-defaulting Party may terminate this Agreement immediately. The Non-defaulting Party reserves the right to claim, request for indemnities and any other legally permitted remedies from the Defaulting Party.

6.3	The termination of this Agreement shall not affect the rights or obligations of any Party which have accrued under this Agreement.

6.4	Either Party shall be entitled to terminate at any time the specific product and service contracts in respect of one or more types of products or services provided that prior written notice is given to the other Party.

Article 7                   Representations and Warranties

7.1	Party A represents and warrants that:

7.1.1	Party A is a company incorporated under the laws of the PRC with limited liability as an independent legal entity and is currently holding a valid business licences;

7.1.2	Party A has obtained all government approvals (if necessary) and internal authorisations as required for the purpose of execution of this Agreement and performance of all obligations under this Agreement. This Agreement shall be binding on Party A once it has been executed by the authorised representative of Party A;

7.1.3	The execution of this Agreement or performance of the obligations thereunder by Party A will not violate any other agreements executed by it or its articles of association, and will not result in any legal conflicts with other agreements executed by it or its articles of association.

7.2	Party B represents and warrants that:

7.2.1	Party B is incorporated under the laws of the Hong Kong Special Administrative Region of the PRC with limited liability as an independent legal entity and is currently holding a valid business license;

7.2.2	Party B has obtained all internal authorisations necessary for the execution of this Agreement. This Agreement shall be binding on Party B once it has been executed by the authorised representative of Party B;

7.2.3	The execution of this Agreement or performance of the obligations thereunder by Party B will not violate any other agreements executed by it or its articles of association, and will not result in any legal conflicts with other agreements executed by it or its articles of association.

Article 8                   Performance of this Agreement

8.1	If any of the transactions under this Agreement constitutes a connected transaction pursuant to the Listing Rules, these transactions shall only be implemented upon obtaining a waiver from The Stock Exchange of Hong Kong Limited (the "Stock Exchange"), obtaining independent shareholders' approval or complying with any other provisions related to connected transactions under the Listing Rules. The independent shareholders' approval or the compliance with any other provisions related to connected transactions under the Listing Rules shall be a condition precedent to this Agreement and such transactions.

8.2	If a conditional waiver is granted by the Stock Exchange, this Agreement shall be implemented according to the conditions so stipulated.

8.3	If a waiver in respect of a certain connected transaction is withdrawn, revoked or lapsed, and the transaction fails to comply with the requirements of the Listing Rules regarding connected transactions, then the performance under this Agreement regarding that transaction shall be terminated.

8.4	If the performance of all transactions under this Agreement are terminated pursuant to Article 8.3, this Agreement shall be terminated.

Article 9               Force Majeure

9.1	If an event of Force Majeure occurs to any Party of this Agreement (Force Majeure events shall mean any event which is beyond the reasonable control of the affected Party, unforeseen or unavoidable and insurmountable even if foreseeable, and which arises after the date of this Agreement and which makes the total or partial performance of this Agreement by that Party become impossible or impracticable (including but not limited to the failure to perform even when a reasonable amount of money has been spent). Such events shall include but not limited flood, fire, drought, typhoons, earthquakes and other natural disasters, traffic accidents, unrests, riots and war (whether declared or not) and acts or omissions of government agencies) and the impact of such event of Force Majeure has resulted in the failure to perform all or part of its obligations under this Agreement, the performance of such obligations shall be suspended during the period of an event of Force Majeure.

9.2	The Party claiming Force Majeure shall make its best efforts to inform the other Party in writing within the shortest period of time and shall furnish within fifteen days thereafter proper proof of the occurrence and duration of such Force Majeure by hand or registered post. The Party claiming that its performance of this Agreement becomes objectively impossible or impracticable shall have the liability to use all reasonable endeavours to eliminate or mitigate the impact of Force Majeure.

9.3	In the event of Force Majeure, both Parties shall promptly decide how to implement this Agreement through friendly consultations. After the termination or elimination of the Force Majeure events or its consequences, both Parties shall promptly resume the performance of their respective obligations under this Agreement.

Article 10               Announcement and Other Disclosures

10.1	Save for announcements and other disclosures made pursuant to the laws of the PRC or the requirements of China Securities Regulatory Commission, the Stock Exchange, Securities and Futures Commission of Hong Kong, New York Stock Exchange, US Securities and Exchange Commission, Toronto Stock Exchange or any other governmental or regulatory authorities, neither party shall make any announcement or other disclosures regarding this Agreement without the prior written consent of the other party.

Article 11               Miscellaneous

11.1	Save as otherwise provided in this Agreement, neither Party shall transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

11.2	This Agreement shall constitute the entire agreement between the Parties and shall supersede all prior verbal or written agreements, contracts, understanding and communication between them with respect to such matters.

11.3	If any provision in this Agreement becomes illegal, invalid or unenforceable, it shall not affect the validity and enforceability of the other provisions of this Agreement.

11.4	Both Parties agree to be liable for all fees and expenses arising from the execution of this Agreement pursuant to relevant PRC laws. If there is no relevant law in relation to such payments, the fees and expenses shall be borne equally by both Parties.

11.5	This Agreement shall only be amended in writing, signed and sealed by the authorised representatives from the Parties and shall be subject to approvals given through appropriate corporate actions from the Parties. If such amendment constitutes a substantive or material amendment to this Agreement, then such amendment shall only be valid upon notification or obtaining the approval (subject to the then current requirements of the Stock Exchange) from the Stock Exchange and Party B's shareholders at the shareholders' meeting (if applicable).

11.6	Unless otherwise provided, no failure or delay on the part of either Party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any right, power or privilege of the other party hereto. The single or partial exercise of any right, power or privilege hereunder by any Party shall not preclude any other exercise of any other right, power or privilege hereunder.

Article 12               Notices

12.1	A notice or other correspondences made by a Party pursuant to this Agreement must be in writing and in Chinese, and must be left at the designated address of the other Party by hand or registered post, or sent by facsimile to the designated facsimile number of the other Party. A notice is deemed to have validly made on a date subject to the following provisions:

12.1.1	in the case of a notice delivered by hand, the date of receipt by a designated person of the other Party;

12.1.2	in the case of a notice by registered post, on the seventh day after the posting (dated on postage stamp) (if the last day is Saturday, Sunday or statutory holiday, then the next following working day);

12.1.3	in the case of a notice by facsimile, upon the facsimile being sent.

Article 13               Governing Law and Dispute Resolution

13.1	This Agreement shall be governed and construed in accordance with the laws of the People's Republic of China (excluding for the purpose of this Agreement, the laws of the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

13.2	Any dispute arising out of or relating to this Agreement shall be settled by consultation between Party A and Party B. If consultation fails, Party A or Party B may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such arbitration commission in effective at the time of application of such arbitration. Any arbitral award shall be final and binding upon both Parties.

Article 14               Supplementary

14.1	Unless otherwise provided, in this Agreement:

14.1.1	a Party shall include its successors;

14.1.2	the headings of the respective articles of this Agreement shall be solely for ease of reference and shall not have any legal force or prejudice the interpretation of this Agreement.

14.2	This Agreement shall be in Chinese.

IN WITNESS whereof, the parties have executed this Agreement on the date and place first above written.

China National Offshore Oil Corporation

Authorised representative
Title:

CNOOC Limited

Authorised representative
Title: